ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated December 20, 2011

UBS AG Trigger Autocallable Optimization Securities

UBS AG $• Securities linked to the iShares® Russell 2000® Index Fund due on or about December 30, 2016

UBS AG $• Securities linked to the SPDR® S&P 500® ETF Trust due on or about December 30, 2016

UBS AG $• Securities linked to the SPDR® S&P MidCap 400® ETF Trust due on or about December 30, 2016

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the shares of a specific exchange traded fund (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities. If the underlying equity closes at or above the initial price on any observation date (quarterly, beginning after one year), UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, UBS will either repay the full principal amount or, if the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date (quarterly, beginning after one year) is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	December 28, 2011
Settlement Date**	December 30, 2011
Observation Dates	Quarterly, after 1 year (see page 4)
Final Valuation Date	December 23, 2016
Maturity Date	December 30, 2016

*	Expected. See page 4 for additional details.
**	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE TRIGGER AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offerings

These preliminary terms relate to three separate Securities we are offering. Each of the three Securities is linked to the shares of a different exchange traded fund and each of the three Securities has a different call return rate, initial price and trigger price. Each of the Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof. The call return rate, initial price and trigger price for each Security will be determined on the trade date. The performance of each Security will not depend on the performance of any other Security.

Underlying Equities	Ticker	Call Return Rate	Initial Price		Trigger Price	CUSIP	ISIN
iShares® Russell 2000® Index Fund	IWM	11.30% to 13.80% per annum*	$	•	50% of the Initial Price	90267U847	US90267U8475
SPDR® S&P 500® ETF Trust	SPY	8.60% to 11.10% per annum*	$	•	60% of the Initial Price	90267U854	US90267U8541
SPDR® S&P MidCap 400® ETF Trust	MDY	8.90% to 11.40% per annum*	$	•	60% of the Initial Price	90267U839	US90267U8392
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated January 25, 2011, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public			Underwriting Discount			Proceeds to UBS
	Total		Per Security	Total		Per Security	Total	Per Security
Securities linked to the iShares® Russell 2000® Index Fund		$•	$10.00		$•	$0.25	$•	$9.75
Securities linked to the SPDR® S&P 500® ETF Trust		$•	$10.00		$•	$0.25	$•	$9.75
Securities linked to the SPDR® S&P MidCap 400® ETF Trust	$	•	$10.00	$	•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated January 25, 2011:

http://www.sec.gov/Archives/edgar/data/1114446/000139340111000037/c207666_690583-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “TAOS product supplement” mean the UBS product supplement, dated January 25, 2011, and references to “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities if the applicable call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Securities if the applicable call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus for risks related to an investment in the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term(1)	Approximately 5 years, unless called earlier.
Underlying Equities	The shares of a specific exchange traded fund, as indicated on the first page of this free writing prospectus.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date (quarterly, beginning after one year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate between (i) 11.30% to 13.80% per annum for Securities linked to the iShares® Russell 2000® Index Fund, (ii) 8.60% to 11.10% per annum for Securities linked to the SPDR® S&P 500® ETF Trust and (iii) 8.90% to 11.40% per annum for Securities linked to the SPDR® S&P MidCap 400® ETF Trust. The actual call return rates will be determined on the trade date.
Call Price	The call price equals the principal amount per Security plus the applicable call return.

The table below assumes a call return rate of 12.55% per annum for Securities linked to the iShares® Russell 2000® Index Fund. The actual call return rate will be determined on the trade date.

Observation Date(1)(2)	Call Settlement Date	Call Return	Call Price (per Security)
December 31, 2012	January 3, 2013	12.5500%	$11.2550
March 26, 2013	March 28, 2013	15.6875%	$11.5688
June 26, 2013	June 28, 2013	18.8250%	$11.8825
September 26, 2013	September 30, 2013	21.9625%	$12.1963
December 27, 2013	December 31, 2013	25.1000%	$12.5100
March 27, 2014	March 31, 2014	28.2375%	$12.8238
June 26, 2014	June 30, 2014	31.3750%	$13.1375
September 26, 2014	September 30, 2014	34.5125%	$13.4513
December 29, 2014	December 31, 2014	37.6500%	$13.7650
March 27, 2015	March 31, 2015	40.7875%	$14.0788
June 26, 2015	June 30, 2015	43.9250%	$14.3925
September 28, 2015	September 30, 2015	47.0625%	$14.7063
December 29, 2015	December 31, 2015	50.2000%	$15.0200
March 29, 2016	March 31, 2016	53.3375%	$15.3338
June 28, 2016	June 30, 2016	56.4750%	$15.6475
September 28, 2016	September 30, 2016	59.6125%	$15.9613
December 23, 2016	December 30, 2016	62.7500%	$16.2750

The table below assumes a call return rate of 9.85% per annum for Securities linked to the SPDR® S&P 500® ETF Trust. The actual call return rate will be determined on the trade date.

Observation Date(1)(2)	Call Settlement Date	Call Return	Call Price (per Security)
December 31, 2012	January 3, 2013	9.8500%	$10.9850
March 26, 2013	March 28, 2013	12.3125%	$11.2313
June 26, 2013	June 28, 2013	14.7750%	$11.4775
September 26, 2013	September 30, 2013	17.2375%	$11.7238
December 27, 2013	December 31, 2013	19.7000%	$11.9700
March 27, 2014	March 31, 2014	22.1625%	$12.2163
June 26, 2014	June 30, 2014	24.6250%	$12.4625
September 26, 2014	September 30, 2014	27.0875%	$12.7088
December 29, 2014	December 31, 2014	29.5500%	$12.9550
March 27, 2015	March 31, 2015	32.0125%	$13.2013
June 26, 2015	June 30, 2015	34.4750%	$13.4475
September 28, 2015	September 30, 2015	36.9375%	$13.6938
December 29, 2015	December 31, 2015	39.4000%	$13.9400
March 29, 2016	March 31, 2016	41.8625%	$14.1863
June 28, 2016	June 30, 2016	44.3250%	$14.4325
September 28, 2016	September 30, 2016	46.7875%	$14.6788
December 23, 2016	December 30, 2016	49.2500%	$14.9250

The table below assumes a call return rate of 10.15% per annum for Securities linked to the SPDR® S&P MidCap 400® ETF Trust. The actual call return rate will be determined on the trade date.

Observation Date(1)(2)	Call Settlement Date	Call Return	Call Price (per security)
December 31, 2012	January 3, 2013	10.1500%	$11.0150
March 26, 2013	March 28, 2013	12.6875%	$11.2688
June 26, 2013	June 28, 2013	15.2250%	$11.5225
September 26, 2013	September 30, 2013	17.7625%	$11.7763
December 27, 2013	December 31, 2013	20.3000%	$12.0300
March 27, 2014	March 31, 2014	22.8375%	$12.2838
June 26, 2014	June 30, 2014	25.3750%	$12.5375
September 26, 2014	September 30, 2014	27.9125%	$12.7913
December 29, 2014	December 31, 2014	30.4500%	$13.0450
March 27, 2015	March 31, 2015	32.9875%	$13.2988
June 26, 2015	June 30, 2015	35.5250%	$13.5525
September 28, 2015	September 30, 2015	38.0625%	$13.8063
December 29, 2015	December 31, 2015	40.6000%	$14.0600
March 29, 2016	March 31, 2016	43.1375%	$14.3138
June 28, 2016	June 30, 2016	45.6750%	$14.5675
September 28, 2016	September 30, 2016	48.2125%	$14.8213
December 23, 2016	December 30, 2016	50.7500%	$15.0750

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to the principal amount: $10.00.

If the Securities have not been called and the final price is less than the trigger price, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return).

Underlying Return	Final Price – Initial Price
Initial Price
Trigger Price	A percentage of the initial price, as specified on the first page of this free writing prospectus, to be determined on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

In the event that we make any change to the expected trade date and settlement date, the observation dates (including the final valuation date) and maturity date will be changed to ensure that the stated term of the Securities remains the same.

(2)	Subject to the market disruption event provisions set forth in the TAOS product supplement beginning on page PS-29.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in each of the Securities is not equivalent to investing in each of the underlying equities. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

Your potential return on the Securities is limited to the call return — The return potential of the Securities is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you will not participate in any appreciation in the price of the underlying equity even though you will be subject to the risk of a decline in the price of the underlying equity.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is set on the trade date, an equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as 1 year after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price or trigger price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an ”underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

Small-Capitalization or Mid-Capitalization Risks — The Securities linked to SPDR S&P MidCap 400 ETF Trust (“MDY Fund”) or iShares Russell 2000 Index Fund (“IWM Fund”) are subject to risks associated with small-capitalization or mid-capitalization companies. The MDY Fund and IWM Fund may invest in companies that may be considered small-capitalization or mid-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization or mid-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization or mid-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization or mid-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization or mid-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	5 years
Initial Price:	$100.00
Call Return Rate:	11.00% per annum (or 2.75% per quarterly period)
Observation Dates:	Quarterly, beginning after 1 year
Trigger Price:	$60.00 (which is 60% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$110.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$11.10

Since the Securities are called on the first observation date (which is approximately one year after the trade date), UBS will pay you on the call settlement date a total call price of $11.10 per $10.00 principal amount (11.00% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$90.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$70.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$110.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$15.50

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $15.50 per $10.00 principal amount (55.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Closing Price at first Observation Date:	$80.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$70.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$65.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$63.00 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Closing Price at first Observation Date:	$90.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$70.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50.00 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$40.00 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return)
$10.00 + ($10 × -60%)
$10.00 – $6.00
$4.00

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

Information about the Underlying Equities

All disclosures contained in this free writing prospectus regarding each underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying equity contained in this free writing prospectus. You should make your own investigation into each underlying equity.

Included on the following pages is a brief description of each underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying equity. The information given below is for the four calendar quarters in each of 2007, 2008, 2009 and 2010 and the first, second and third calendar quarters of 2011. Partial data is provided for the fourth calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying equity as an indication of future performance.

Each of the underlying equities are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares ® Russell 2000® Index Fund

We have derived all information regarding the iShares® Russell 2000® Index Fund (“IWM Fund”) contained in this free writing prospectus from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment manager of the IWM Fund, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The IWM Fund is one of the one hundred and forty-five separate investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000® Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of December 19, 2011, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.26% of the IWM Fund’s daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-15897 and 811-09729. IWM Fund’s website is http://us.ishares.com/product_info/fund/ overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the IWM Fund, based on daily closing prices as reported by Bloomberg. The closing price of the IWM Fund on December 19, 2011 was $70.94. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$82.39	$75.17	$79.51
4/2/2007	6/29/2007	$84.79	$79.75	$82.96
7/2/2007	9/28/2007	$85.74	$75.20	$80.04
10/1/2007	12/31/2007	$84.18	$73.02	$75.92
1/2/2008	3/31/2008	$75.12	$64.30	$68.51
4/1/2008	6/30/2008	$76.17	$68.47	$69.03
7/1/2008	9/30/2008	$75.20	$65.50	$68.39
10/1/2008	12/31/2008	$67.02	$38.58	$49.27
1/2/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/4/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/3/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/3/2011*	12/19/2011*	$76.45	$60.97	$70.94

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the IWM Fund from June 14, 2002 through December 19, 2011, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $35.47, which is equal to 50% of the closing price on December 19, 2011. The actual trigger price will be based on the closing price of the IWM Fund on the trade date. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

SPDR ® S&P 500® ETF Trust

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P 500® ETF Trust (formerly the SPDR Trust, Series I; the “SPY Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPY Fund and State Street Bank and Trust Company, the trustee of the SPY Fund (the “Trustee”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The SPY Fund is a unit investment trust that issues depositary receipts of the SPY Fund (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPY Fund. The SPY Fund is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPY Fund to conform to changes in the composition and/or weighting structure of the S&P 500® Index. Although the SPY Fund may at any time fail to own certain securities included within the S&P 500® Index, the Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of five-hundred (500) selected stocks of United States companies, all of which are listed on national stock exchanges and spans over 24 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of December 19, 2011, ordinary operating expenses of the SPY Fund are expected to accrue at an annual rate of 0.0945% of the SPY Fund’s daily net asset value. Expenses of the SPY Fund reduce the net value of the assets held by the SPY Fund and, therefore, reduce the value of each SPDR.

As of September 30, 2011, the SPY Fund held stocks of U.S. companies in the following industry sectors: information technology (19.44%), financials (13.58%), health care (12.13%), consumer staples (11.68%), energy (11.61%), consumer discretionary (10.65%), industrials (10.27%), utilities (3.95%), materials (3.35%) and telecommunication services (3.29%).

Information filed by the SPDR Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11672 and 811-06125. The SPY Fund’s website is https://www.spdrs.com/product/ fund.seam?ticker=spy. The SPDR’s are listed on the NYSE Arca under ticker symbol “SPY.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPY Fund, based on daily closing prices as reported by Bloomberg. The closing price of the SPY Fund on December 19, 2011 was $120.32. Past performance of the SPY Fund is not indicative of the future performance of the SPY Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$146.01	$137.41	$142.07
4/2/2007	6/29/2007	$154.15	$142.24	$150.38
7/2/2007	9/28/2007	$155.03	$141.13	$152.67
10/1/2007	12/31/2007	$156.44	$140.90	$146.39
1/2/2008	3/31/2008	$144.94	$127.90	$131.89
4/1/2008	6/30/2008	$143.08	$127.69	$128.04
7/1/2008	9/30/2008	$130.70	$111.38	$116.54
10/1/2008	12/31/2008	$116.00	$75.95	$ 90.33
1/2/2009	3/31/2009	$ 93.44	$68.11	$ 79.44
4/1/2009	6/30/2009	$ 95.09	$81.00	$ 91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009	12/31/2009	$112.67	$102.54	$111.44
1/4/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22
7/1/2010	9/30/2010	$114.79	$102.20	$114.12
10/1/2010	12/31/2010	$125.92	$113.75	$125.78
1/3/2011	3/31/2011	$134.57	$126.21	$132.51
4/1/2011	6/30/2011	$136.54	$126.81	$131.97
7/1/2011	9/30/2011	$135.46	$112.26	$113.17
10/3/2011*	12/19/2011*	$128.68	$109.93	$120.32

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the SPY Fund from January 3, 2000 through December 19, 2011, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $72.19, which is equal to 60% of the closing price on December 19, 2011. The actual trigger price will be based on the closing price of the SPY Fund on the trade date. Past performance of the SPY Fund is not indicative of the future performance of the SPY Fund.

SPDR® S&P MidCap 400® ETF Trust

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P MidCap 400® ETF Trust (formerly the SPDR Trust, Series I; the “MDY Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the MDY Fund and The Bank of New York Mellon, the trustee of the MDY Fund (the “Trustee”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The MDY Fund is a unit investment trust that issues depositary receipts of the MDY Fund (the “SPDRs”), each of which represents a fractional undivided ownership interest in the MDY Fund. The MDY Fund is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the MDY Fund to conform to changes in the composition and/or weighting structure of the S&P MidCap 400® Index. Although the MDY Fund may at any time fail to own certain securities included within the S&P MidCap 400® Index, the Trust will be substantially invested in the constituent stocks of the S&P MidCap 400® Index.

The S&P MidCap 400® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P MidCap 400® Index at any time. The S&P MidCap 400® Index is composed of four-hundred (400) selected stocks of United States companies, all of which are listed on national stock exchanges and cover over 7% of the U.S. equities market, with a market capitalization in the range of US$1 billion to US$4.5 billion. Since 1991, the S&P MidCap 400® Index has provided investors with a benchmark for mid-sized companies.

As of December 19, 2011, ordinary operating expenses of the MDY Fund are expected to accrue at an annual rate of 0.25% of the MDY Fund’s daily net asset value. Expenses of the MDY Fund reduce the net value of the assets held by the MDY Fund and, therefore, reduce the value of each SPDR.

As of September 30, 2011, the MDY Fund held stocks of U.S. companies in the following industry sectors: financials (19.26%), information technology (15.78%), industrials (14.30%), consumer discretionary (13.86%), health care (11.64%), utilities (6.50%), energy (6.45%), materials (6.26%), consumer staples (4.88%) and other (0.62%).

Information filed by the SPDR Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11672 and 811-06125. The MDY Fund’s website is https://www.spdrs.com/product/fund.seam?ticker=mdy. The SPDR’s are listed on the NYSE Arca under ticker symbol “MDY.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the MDY Fund, based on daily closing prices as reported by Bloomberg. The closing price of the MDY Fund on December 19, 2011 was $152.66. Past performance of the MDY Fund is not indicative of the future performance of the MDY Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007	$158.46	$145.43	$154.51
4/2/2007	6/29/2007	$168.36	$154.89	$162.98
7/2/2007	9/28/2007	$167.97	$149.51	$161.00
10/1/2007	12/31/2007	$166.65	$148.94	$155.01
1/2/2008	3/31/2008	$154.18	$135.77	$141.27
4/1/2008	6/30/2008	$163.31	$145.13	$148.76
7/1/2008	9/30/2008	$149.99	$127.11	$131.83
10/1/2008	12/31/2008	$131.03	$ 76.20	$ 97.18
1/2/2009	3/31/2009	$101.54	$ 73.63	$ 88.65
4/1/2009	6/30/2009	$109.15	$ 89.82	$105.31
7/1/2009	9/30/2009	$128.56	$ 99.39	$125.28
10/1/2009	12/31/2009	$134.20	$119.54	$131.76
1/4/2010	3/31/2010	$145.22	$125.76	$143.16
4/1/2010	6/30/2010	$154.03	$129.16	$129.16
7/1/2010	9/30/2010	$145.59	$126.93	$145.59
10/1/2010	12/31/2010	$165.71	$144.46	$164.68
1/3/2011	3/31/2011	$179.55	$165.05	$179.55
4/1/2011	6/30/2011	$184.61	$169.01	$177.40
7/1/2011	9/30/2011	$183.58	$140.96	$142.13
10/3/2011*	12/19/2011*	$166.06	$135.39	$152.66

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2011 includes data for the period from October 3, 2011 through December 19, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.

The graph below illustrates the performance of the MDY Fund from January 3, 2000 through December 19, 2011, based on information from Bloomberg. The dotted line represents a hypothetical trigger price of $91.60, which is equal to 60% of the closing price on December 19, 2011. The actual trigger price will be based on the closing price of the MDY Fund on the trade date. Past performance of the MDY Fund is not indicative of the future performance of the MDY Fund.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-45 of the TAOS product supplement including possible treatment as a ‘constructive ownership transaction’ subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that similarly do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the TAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.